EXHIBIT 99.1

Quanex Fiscal Second Quarter 2005 Results

        Record Net Sales & Income from Continuing Operations
    Record Diluted Earnings per Share from Continuing Operations
   Best Ever First Half Cash Provided by Operations - $73 million
   FY2005 EPS Guidance Raised to $5.75 - $6.00 from $5.00 - $5.40

HOUSTON, May 26, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today reported record net sales and income from continuing operations for its fiscal second quarter. Diluted earnings per share from continuing operations of $1.95 set a new quarterly record and increased fourfold from the year ago quarter of $0.43. Diluted earnings per share were $1.93. The Company's return on invested capital was 16.5% compared to 8.3% in the year ago period.

 Quarterly Highlights

 --   Record second quarter net sales were $533.8 million, up 43% over the year ago quarter.
 --   Net sales from the Company's December 9, 2004, acquisition of
      Mikron Industries were up 21% from their year ago quarter.
 --   Record income from continuing operations for the quarter was
      $51.4 million compared to $10.8 million in the year ago quarter.
 --   Mikron Industries second quarter earnings were accretive by $0.06 per share (after interest expense).
 --   Cash provided by operating activities for six months ended April was $72.2 million compared to $5.3 million in the year ago period.
 --   Since the Company's purchase of Mikron, bank revolver debt has been reduced by $90 million; total debt to capitalization at quarter end was 29.9%; cash and equivalents were $16.8 million.
 --   On March 21, 2005, the Company completed the acquisition of
      Besten Inc., a small manufacturer of assembly and glazing
      equipment used extensively in the insulating glass window
      industry.
 --   The Company approved a $38 million capital project (Phase 9) at
      MACSTEEL to be implemented over the next 18 months that will produce value added products, such as MACPLUS turned and polished bars, on world-class equipment at MACSTEEL-Monroe.

 Selected Quarterly Financial Information

                           2nd qtr 2005   2nd qtr 2004   inc/(dcr)
                           ------------   ------------   ---------
  Net Sales                      $533.8         $372.9         43%
  Operating Income                 86.0           18.5        364%
  Income from Continuing
  Ops.                             51.4           10.8        377%

  EPS: Basic Earnings from
  Continuing Ops.                 $2.04          $0.44        364%

  EPS: Diluted Earnings
  from Continuing Ops.             1.95           0.43        353%

 Segment Commentary

 Vehicular Products

                           2nd qtr 2005   2nd qtr 2004    inc/(dcr)
                           ------------   ------------    ---------
  Net Sales                      $289.4         $213.5          36%
  Operating Income                 61.0           13.0         370%

The Vehicular Products segment is focused on providing customers with value-added, engineered steel bar and extrusion products. Key market drivers are light vehicle and heavy duty truck builds.

"North American light vehicle builds were down about 5% in our second quarter compared to the year ago quarter, with domestic "Big 3" builds down about 12%, partially offset by a 12% increase in light vehicle builds by the New American Manufacturers (NAMs). Demand from heavy duty truck customers continued to grow, with overall production up some 45% over our second quarter last year. Actual shipments were off from the year ago period because orders were set-back by customers as they adjusted inventories consistent with the reduction in light vehicle build rates initiated by some of the domestic automotive companies," said Raymond A. Jean, chairman and chief executive officer. "Segment operating income compared to the year ago quarter benefited from new customer programs, cost improvements, higher selling prices, and falling scrap costs. MACSTEEL-Monroe had a great quarter as the business continues to improve its product mix and operating efficiency compared to earlier periods," continued Jean.

 Building Products

                       2nd qtr 2005    2nd qtr 2004    inc/(dcr)
                       ------------    ------------    ---------
 Net Sales                   $244.3          $159.4          53%
 Operating Income              31.3            11.4         175%

The Building Products segment is focused on providing window and door OEM customers with engineered products and components, and is also a leading provider of common alloy aluminum sheet. Key market drivers are housing starts and remodeling activity.

"The housing outlook remained quite positive during our second quarter, although demand was adversely impacted by severe weather in many regions of the country. Our wood window components business units were particularly hard hit," Jean said. "Offsetting the seasonal factors, our aluminum sheet business had an exceptionally strong quarter. Shipments to our traditional building and construction customers remained steady, while sales to our capital equipment, service center, and transportation customers were more robust than year ago levels. Overall market dynamics allowed for higher selling prices compared to both the previous and year ago quarters and aluminum scrap remained plentiful and reasonably priced. Also, we're very pleased with the progress we are seeing at Mikron. The growth of new programs is helping them outgrow their served market, and with lean practices taking on more emphasis, we expect them to continue to improve their returns," said Jean.

Working Capital

"In fiscal 2004, our Vehicular Products and Building Products segments made outstanding progress in improving their respective working capital positions and the trend continued this quarter. Progress is measured by the improvement in our conversion cycle, which is the sum of inventory days, plus trade receivable days, less payable days, all based on average daily sales. For the quarter, our conversion cycle improved to 42 days compared to 47 days in the year ago quarter," said Jean.

Fiscal 2005 Outlook

Overall customer demand in the Company's two target markets, vehicular products and building products, is expected to remain healthy through fiscal 2005.

Vehicular Products segment - Light vehicle build rates for the third fiscal quarter are expected to remain in line with last year, although production cuts by the domestic "Big 3" producers, a major customer group of the segment, will reduce demand from a year ago. However, we do expect new programs, ongoing very strong heavy duty truck builds and the strength in secondary markets including farm and construction equipment, capital goods and defense to keep the segment at respectable operating rates through the quarter.

Building Products segment - The drivers within the segment remain positive, supported by still favorable interest rates and an improving job outlook. The segment will also benefit from very strong organic growth, a more balanced supply/demand aluminum marketplace and the Mikron acquisition.

Taken together, Quanex expects to report record fiscal 2005 diluted earnings per share from continuing operations in the range of $5.75 to $6.00, a significant improvement over fiscal 2004's $2.30. For the third quarter, the Company expects diluted earnings per share from continuing operations to be in the range of $1.35 to $1.45, up from the $0.82 reported in its third quarter 2004. The Company cautions that its combination of short cycle businesses and volatile raw material costs, particularly for steel scrap, makes forecasting problematic.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123. Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share. However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its SEC financial statements. Expensing stock options in the second quarter would have reduced net income by about $0.5 million, and would have reduced diluted earnings per share by $0.02. Quanex expects to begin expensing stock options in its fiscal 2006 first quarter.

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock price of $54.35 for its second fiscal quarter, the Company's diluted earnings per share were reduced by $0.05. The Company estimates that for each $3.00 increase in its stock price above the debenture's conversion price of approximately $38.30, diluted earnings per share will be reduced by about $0.01 per quarter. On May 2, 2005, the Company announced that its debentures were convertible by holders in accordance with the terms of the indenture.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.135 per share on the common stock, payable June 30, 2005, to shareholders of record on June 17, 2005.

Corporate Profile

Quanex Corporation, with expected 2005 sales of $2 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 04/30/05

Book value per common share: $23.10; Total debt to capitalization: 29.86%; Return on invested capital: 16.53%; Return on common equity: 22.59%; Actual number of common shares outstanding: 25,228,278

Definitions

Book value per common share - calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization - calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital - calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity - calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2004) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

 Three months ended                               Six months ended
      April 30,                                       April 30,
 ------------------                            -----------------------
   2005      2004                                 2005        2004
 --------  --------                            ----------  ----------

 $533,758  $372,912  Net sales                 $1,003,941  $  624,919
  406,158   324,691  Cost of sales                778,960     542,505
                     Selling, general and
   24,588    16,411   administrative expense       47,736      28,424
                     Depreciation and
   17,008    13,275   amortization                 32,127      24,862
       --        --  Gain on sale of land              --        (454)
 --------  --------                            ----------  ----------
   86,004    18,535  Operating income             145,118      29,582
   (2,971)   (1,831) Interest expense              (5,350)     (2,756)
      581       382  Other, net                    (1,339)        822
 --------  --------                            ----------  ----------
                     Income from continuing
   83,614    17,086   operations before taxes     138,429      27,648
  (32,191)   (6,298) Income tax expense           (53,295)    (10,213)
 --------  --------                            ----------  ----------
                     Income from continuing
   51,423    10,788   operations                   85,134      17,435
                     Gain (loss) from
                      discontinued operations,
     (438)      756   net of taxes                 (5,914)        536
 --------  --------                            ----------  ----------
 $ 50,985  $ 11,544  Net income                $   79,220  $   17,971
 ========  ========                            ==========  ==========

                     Basic earnings per
                     common share:

                     Earnings from continuing
 $   2.04  $   0.44   operations               $     3.40  $     0.71
                     Gain (loss) from
 $  (0.02) $   0.03   discontinued operations  $    (0.24) $     0.02
 --------  --------                            ----------  ----------
 $   2.02  $   0.47  Basic earnings per share  $     3.16  $     0.73
 --------  --------                            ----------  ----------
                     Diluted earnings per
                     common share:

                     Earnings from continuing
 $   1.95  $   0.43   operations               $     3.29  $     0.70
                     Gain (loss) from
 $  (0.02) $   0.03   discontinued operations  $    (0.23) $     0.02
 --------  --------                            ----------  ----------
                     Diluted earnings per
 $   1.93  $   0.46   share                    $     3.06  $     0.72
 --------  --------                            ----------  ----------

                     Weighted average common
                     shares outstanding:
   25,178    24,635   Basic                        25,080      24,555
   26,624    25,035   Diluted                      26,235      24,959

 $ 0.1350  $ 0.1133  Cash dividends per share  $   0.2700  $   0.2267

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

   Three months ended                             Six months ended
        April 30,                                     April 30,
 ----------------------                        ----------------------
     2005        2004    Net sales:               2005         2004
 ----------  ----------                        ----------  ----------
 $  289,441  $  213,482   Vehicular Products   $  564,017  $  344,528
    244,317     159,430   Building Products       439,924     280,391
 ----------  ----------                        ----------  ----------
 $  533,758  $  372,912    Net sales           $1,003,941  $  624,919
 ----------  ----------                        ----------  ----------
                         Operating income:

 $   61,004  $   12,986   Vehicular Products   $  105,223  $   22,578

     31,321      11,352   Building Products        53,464      16,312
                          Corporate and
                           Other Operating
     (6,321)     (5,803)   Income                 (13,569)     (9,308)
 ----------  ----------                        ----------  ----------
 $   86,004  $   18,535                        $  145,118  $   29,582
 ----------  ----------                        ----------  ----------

  QUANEX CORPORATION
  CONSOLIDATED BALANCE SHEETS
  (In thousands)
  (Unaudited)

         April 30,                                     October 31,
  -------------------------------------------------------------------
     2005        2004                              2004        2003
  -------------------------------------------------------------------
                         Assets

   $ 16,830    $ 5,290  Cash and equivalents     $ 41,743    $ 22,108
                        Accounts and
                         notes receivable,
    211,332    177,205   net                      176,358     104,009
    139,280    126,844  Inventories               115,367      68,626
                        Deferred
     11,742      8,487   income taxes              10,744       5,320
                        Other current
      4,223      4,147   assets                     2,363       1,499
                        Current assets of
                         discontinued
        280     32,604   operations                 9,759      31,886
  -------------------------------------------------------------------
                          Total current
    383,687    354,577     assets                 356,334     233,448
                        Property, plant
    950,285    830,446   and equipment            842,147     742,602
                        Less accumulated
   (519,547)  (467,350)  depreciation            (491,165)   (443,869)
  ---------  ---------                          ---------   ---------
                        Property, plant
                         and equipment,
    430,738    363,096   net                      350,982     298,733
    198,957    137,756  Goodwill, net             134,670      66,436
                        Cash surrender
                         value insurance
     23,896     24,991   policies, net             24,439      24,536
     85,898     28,718  Intangibles, net           27,556       2,755
      9,256      5,993  Other assets                9,391       3,517
                        Long-term assets
                         of discontinued
      2,678     52,370   operations                26,150      53,689
  -------------------------------------------------------------------
 $1,135,110  $ 967,501     Total assets         $ 929,522   $ 683,114
  ===================================================================
                        Liabilities and
                         stockholders'
                         equity

  $ 152,843  $ 134,118  Accounts payable        $ 161,674    $ 80,791
     65,545     41,814  Accrued liabilities        45,844      33,764
     10,314      5,752  Income taxes payable        4,127       7,641
                        Current maturities
        493      3,751   of long-term debt            456       3,877
                        Current liabilities
                         of discontinued
        379     14,418   operations                 4,102      14,592
 --------------------------------------------------------------------
                          Total current
    229,574    199,853     liabilities            216,203     140,665
    247,607    215,817  Long-term debt            130,496      15,893
                        Deferred pension
      7,977      2,018   credits                    8,804       7,781
                        Deferred
                         postretirement
      7,597      7,782   welfare benefits           7,745       7,845
                        Deferred income
     47,030     59,401    taxes                    53,983      49,938
                        Non-current
                         environmental
      9,019     13,351   reserves                   8,188      13,517
      2,989      2,587  Other liabilities           2,973         283
                        Long-term
                         liabilities of
                         discontinued
        423      1,772   operations                   423       2,033
 ---------------------- ---------------------------------------------
    552,216    502,581    Total liabilities       428,815     237,955
                          Total stockholders'
    582,894    464,920    equity                  500,707     445,159
 --------------------------------------------------------------------
                         Total liabilities
                          and stockholders'
 $1,135,110  $ 967,501    equity                $ 929,522   $ 683,114
 ====================================================================

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW

 (In thousands)
 (Unaudited)

                                             Six months ended
                                                 April 30,
                                         ----------------------
                                           2005           2004
                                         --------      --------
 Operating activities:

 Net income                              $ 79,220      $ 17,971
 Loss from discontinued
  operations                                5,914          (536)

 Net income from continuing
  operations
 Adjustments to reconcile
  net income to cash provided
  by operating activities:

 Gain on sale of land                        --            (454)
 Depreciation and amortization             32,427        25,115
 Deferred income taxes                     (6,704)        4,560
 Deferred pension and
  postretirement benefits                    (975)       (5,826)
                                         --------      --------
                                          109,882        40,830
 Changes in assets and
  liabilities, net of effects
  from acquisitions and
  dispositions:
    Decrease (Increase) in
     accounts and notes
     receivable                           (23,303)      (50,160)
    Decrease (Increase) in
     inventory                            (12,613)      (18,536)
    Increase (Decrease) in
     accounts payable                     (22,299)       31,406
    Increase (Decrease) in
     accrued liabilities                    2,371         1,999
    Increase (Decrease) in
     income taxes payable                  21,096        (2,040)
    Other, net                               (113)          161
 Operating cash flow from
  discontinued operations                  (2,129)        1,688
                                         --------      --------
 Cash provided by operating
  activities                               72,892         5,348
 Investment activities:

  Acquisitions, net of
   cash acquired                         (200,009)     (214,573)
  Proceeds from sale of land                 --             637
  Proceeds from sale of
   discontinued operations                 11,592           --
  Capital expenditures, net
   of retirements                         (22,069)       (7,673)
  Other, net                                 (136)         (535)
  Cash used for investment
   activities from discontinued
   operations                                (179)         (615)
                                         --------      --------
 Cash used for investment
  activities                             (210,801)     (222,759)
 Financing activities:

  Bank borrowings (repayments),
    net                                   109,973       200,000
  Common dividends paid                    (6,870)       (5,591)
  Issuance of common stock,
    net                                     9,623         7,223
   Other, net                                 258        (1,064)
                                         --------      --------
 Cash provided by financing
  activities                              112,984       200,568
                                         --------      --------
 Effect of exchange rate
  changes on cash and
  equivalents                                  12            25
 Decrease in cash                         (24,913)      (16,818)

 Beginning of period cash
  and equivalents                          41,743        22,108
                                         --------      --------
 End of period cash and
  equivalents                            $ 16,830      $  5,290
                                         ========      ========

CONTACT: Quanex Corporation
         Financial Contact:
           Jeff Galow, 713/877-5327
         Media Contact:
           Valerie Calvert, 713/877-5305